Exhibit 99.04

Pazoo Begins Expansion into Germany with Further International Expansion Planned for Next Year

Cedar Knolls, NJ, August 29, 2012 – Pazoo, Inc., (OTCBB Symbol: PZOO) has announced plans for expanding the Health & Wellness Expert Section and the Health & Wellness Social Community on its website, www.pazoo.com, into Germany with a German language version in the fourth quarter of 2012. Several international URLs linked to www.pazoo.com have been reserved for use.  Representatives of Pazoo, Inc traveled to Germany in mid-August and met with individuals who have begun planning and implementing this expansion.

Several potential German Health & Wellness Experts have already been identified, and meetings are planned for the latter part of October to interview and select the first all-German populated Expert Board. There are many features to the expert section that, in addition to the U.S. version, will be implemented into the German www.pazoo.de portal. Once the Health & Wellness Expert Section and Social Community are developed, plans include the introduction of the website's E-Commerce function.

David M. Cunic, CEO of Pazoo, Inc., stated, “As a management team, we are very aware of the need to build out all of the features that make www.pazoo.com the number one health and wellness website for people and their pets. This plan is well underway with features being added on a daily basis and we will continue to maintain a forward-thinking approach to make sure that Pazoo, Inc. remains a dynamic company.  We feel expansion into foreign markets is one way to remain on the cutting edge of our industry.”

About Pazoo, Inc.:
Pazoo, Inc.'s website www.pazoo.com provides a warehouse of competitively priced products and a roster of experts in various health and wellness fields who deliver useful information for achieving a fuller and richer life for both humans and their pets. Pazoo.com is a unique, interactive, e-commerce site where consumers can gain insights into health and wellness for themselves and their animals from leading health & wellness and pet industry experts. The company's team of medical, fitness, nutritional and pet professionals seek to enhance the wellbeing of Pazoo customers by offering an ever expanding selection of high quality merchandise, including nutritional supplements, fitness apparel, equipment, videos and consumables, health and beauty products, gifts, and wellness/safety items.

Safe Harbor Statement
This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:
Taylor Capitol, LLC
Phone: 973-351-3868
Email: investor@pazoo.com

SOURCE Pazoo, Inc.